Exhibit 10.1

Enphase Energy
201 1st Street, Suite 300
Petaluma, CA 94952

MASTER DEVELOPMENT & PRODUCTION AGREEMENT

APPLICATION SPECIFIC INTEGRATED CIRCUIT (ASIC)

by
and between

Enphase Energy, Inc.

and

Fujitsu Microelectronics America, Inc.

Exhibit 10.1

This Master Development and Production Agreement (the "Agreement") is entered into this 19 day of August, 2009 ("Effective Date") by and between Enphase Energy, Inc., having its principal place of business at 201 1st St., Suite 300, Petaluma, CA 94952 (“Buyer”) and Fujitsu Microelectronics America, Inc., having its principal place of business at 1250 E. Arques Ave., Sunnyvale, CA 94085 (“Seller”). In consideration of the mutual promises herein contained, the parties hereby agree as follows:

1.	PURPOSE OF AGREEMENT
Buyer intends to place Purchase Orders with Seller for the development and production of Application Specific Integrated Circuits (“ASIC” or “Product”). This Agreement sets forth the terms and conditions that will govern the development and supply of Products by Seller and purchase of the Products by Buyer.

2.	DEFINITIONS
This Agreement will refer to several documents, each of which are integral to the ASIC Design and development process.

a.
Development Task Order (“Task Order” - Exhibit A): This document sets forth the terms under which Seller will develop the Product, including the Statement of Work and the Nonrecurring Engineering Charges (“NRE”).

b.	Change Order (Exhibit B): This document allows the Buyer and Seller to agree to changes to the Task Order.

c.
Risk and annual ASIC Production Terms (“APT” - Exhibit C): This document provides the terms under which Buyer authorizes Seller to manufacture and deliver an ASIC in development under this Agreement prior to Buyer having provided written approval of engineering samples (“Engineering Samples” or “ES”'). Also, this document provides the specific terms for the production of each ASIC manufactured under this Agreement.

d.	Design Specifications (“Specifications”): This refers to the terms set forth in the Design Specifications Summary and in Buyer's approved post-layout simulation results based on final netlist.

e.	Register Transfer Language (“RTL”): A high-level description ASIC language provided by Buyer if the interface is “ RTL Handoff.”

f.	Timing Constraints: Chip input, chip output and chip internal timing requirements.

g.	Synthesis: This process converts RTL to a netlist based on Seller's ASIC components library. Synthesis is done by Seller since this is an RTL-Handoff.

h.	Design Specifications Summary (Exhibit D): This document is used by Buyer to set forth the technical information necessary to define the manufacture of the final Product.

i.
Floor Planning and Trial Place and Route Phase: Phase begins when Seller accepts or begins work on a partial or complete RTL. The RTL will be synthesized and the synthesized netlist may be used to make and verify component placement information. Phase continues until Seller accepts or begins work on agreed-to final RTL.

j.
Approval to Start Final Place and Route Sheet: This document authorizes Seller to begin final place and/or route when the criteria in the document are met. The execution of this form is a pre-requisite lo start the final layout of the Product.

Exhibit 10.1

k.	Final Place and Route Phase: Phase begins with Seller's acceptance of final RTL.

l.
Timing Data Extraction: Delay information pertaining to the ASIC, extracted from the layout. Final timing data extraction is the first one provided after Final Place and Route Phase starts that meets the agreed to Timing Constraints set when entering the Final Place and Route Phase.

m.	Layout Data Verification: Seller verifies that the ASIC obeys physical manufacturing rules and the layout functionally matches the Buyer's circuit.

n.
Post-Layout Approval Sheet: This document sets forth the post-layout output from the Seller's design verification tools and allows Buyer and Seller to indicate whether the data are acceptable and within the Buyer's Specifications. The execution of this form is a prerequisite to tapeout and mask making for the Product and shall be deemed to incorporate Buyer's Design Specifications Summary and Buyer's approved post-layout results.

o.
Approval to Move to Mass Production: The Buyer must indicate approval in writing to move production control from Seller's engineering to Seller's production control. The execution of this form is a prerequisite to mass production of the Product. This form may be signed by either the VP of Operations or the Vice President of Engineering of Buyer, with the individuals currently holding such titles shown on Exhibit E.

p.
Statement of Work (“SOW” - Exhibit F): It defines technical deliverables and responsibilities. It contains detailed schedules of ASIC design project. Subsequent SOWs may be executed as Exhibit F-1, F-2, etc.

q.	Product: Semiconductor ASIC (Application Specific Integrated Circuit) device supplied by Seller in accordance with the terms and conditions of this Agreement.

3.	TERM
This Agreement will commence on the Effective Date and will remain in effect for five (5) years, followed by automatic one-year renewals, unless and until either party provides the other with at least six (6) months prior written notice of termination of this Agreement.

4.	DEVELOPMENT PRODUCT

The following terms and conditions apply to Products that are in the development stage:

a. Development Task Order
For each Product in development, Buyer will execute a Task Order. Seller is authorized to proceed with Final Place & Route Phase only after the Task Order has been signed by Buyer and Seller.

b. Change Orders
Buyer may request changes to the then-current Task Order by submitting a Change Order to Seller. Seller will be obligated to proceed with development under the Change Order as of the date that both parties have signed the Change Order. Seller will not unreasonably, taking into consideration the significance of the change, withhold or delay its signing of each such Change Order submitted by Buyer. Once the Change Order is signed by Buyer and Seller, then work pursuant to the Change Order will be undertaken in accordance with the schedule set forth in the Change Order and any applicable Task Order and/or Statement of Work.

Exhibit 10.1

c. Payment
Subject to credit approval by Seller (which shall be consistent with Seller's standard credit approval practices), as of the date of execution of this Agreement, Buyer has paid Seller fifty percent (50%) of NRE for development of the ASICs referred to by the parties as “Raven” and “Jay”, respectively, and payment for Item 2 for Jay in Table 1 below (in the amount of $48.000). The remaining NRE payments (those not paid by Buyer as of the date of execution of this Agreement) will be based on Seller's achievement of the milestones set forth in the below tables. Seller shall notify Buyer in writing of each achievement of a milestone set forth in the table below, which notice shall be accompanied by an invoice for the corresponding NRE payment. Payment terms for all invoices issued under this Agreement shall be net 30 days after Buyer's receipt of invoice, which will be issued electronically.

Table 1 Jay NRE Payment Schedule

Item	Activity	Cost
1	Project Kickoff (paid)	$80,000.00
2	RTL Handoff (paid)	$48,000.00
3	IP Development	$8,000.00
4	SDF Delivery & Timing Closure	$8,000.00
5	Tapeout	$8,000.00
6	Engineering Samples	$8,000.00
	Total	$160,000.00

Table 2 Raven NRE Payment Schedule

Item	Activity	Cost
1	Project Kickoff (paid)	$100,000.00
2	RTL Handoff (paid)	$60,000.00
3	IP Development	$10,000.00
4	SDF Delivery & Timing Closure	$10,000.00
5	Tapeout	$10,000.00
6	Engineering Samples	$10,000.00
	Total	$200,000.00

*Invoiced 6/20/09, payment due by 8/19/09 as previously agreed.

d. NRE Costs
• Total NRE costs (Jay and Raven) - $360.000
• Engineering Cost of ASIC Synthesis. IP Development. Backend Design DFT insertion, Physical Layout, Physical Verification, ATPG, Logic Verification for testing), Timing Closure, Equivalency Checking, IR Drop Analysis, Package Design & Development.
• Mask Costs (180nm), Load Boards, Test Boards, Test sockets, IP licensing
• 20 Engineering Samples (10 for Raven and 10 for Jay)

e. Modification and Re-spin NRE Costs
If re-spin is required because of package. IP or back-end issues (other than those attributable to Buyer's written instructions or specific requests), then there will be no cost to the Buyer and Seller will bear all costs. Assuming package remains the same as during initial spin, and if the re-spin is required by the Buyer's written instructions or specific requests, then the below costs will apply for each ASIC re- spin so required by the Buyer. For incremental changes to the feature set of the device, when such Buyer-initiated respin requires changes to Seller's analog and/or digital macros, the engineering cost will be mutually agreed upon in writing by Buyer and Seller.

Additionally, engineering development costs of any such Buyer-initiated respin of the package and I/O bonding of the pads will be mutually agreed upon in writing by Buyer and Seller.

Seller will provide a quotation for the total NRE cost of the respins; provided that the quoted total NRE cost for a given respin shall not exceed Seller's actual cost to perform such respin.

Metal layers change only $45.000
All layers change $75.000
Engineering design cost TBD by mutual written agreement of Buyer and Seller

f. Re-spin payment terms:
If re-spin occurs:
At time of placement of purchase order: 25% of applicable re-spin NRE costs
At time of delivery of final RTL: 25% of applicable re-spin NRE costs
At time of tape-out: 25% of applicable re-spin NRE costs
At time of delivery of all ES parts 25% of applicable re-spin NRE costs

g. Additional Engineering Samples; Risk Commercial Samples:
Buyer may purchase Additional Engineering Samples (“AES”) at 1.5 X unit price
(up to 150 pcs)
Buyer may purchase risk commercial samples (Risk CS) at 1.25 X unit price (up to 500 pcs)

•	A Risk CS is a production graded commercial sample that Buyer may take at its own risk before complete ES approval

•	All orders for Risk CS are non-cancelable

•	The Risk CS materials will be purchased at or before the tape out, and are expected to be fabricated at the same time as the first ES/AES fabrication

h. Activities & Deliverables Included in the Design Support NRE Charge
Design:

•	Under the terms of a separate agreement, Seller has provided its 180nm cell based design kit to Buyer, who will use this design kit to verify the design.

Design Verification & Layout:

•	Seller to perform logic and design rule checks.

•	Buyer to review and validate the design.

•	After final layout and post layout simulation, Seller will complete the Final Post-Layout approval sheet and Design Specifications of the design for Buyer approval and signature.

Test Vectors & Test Program:

•	- Buyer to supply functional vectors if necessary.

•	- Seller to provide logic SCAN/RAM BJST/JTAG/test bus (PLL).

•	- Seller to perform ATPG and Fault Simulation if necessary.

•	- Seller to develop wafer sort and final test programs.

•	- Seller will perform analog IP testing.

•	- Seller will provide the test RTL required for testing the parts on wafer and Buyer will integrate the RTL and deliver the final RTL to Seller.

Prototyping:

•	Seller will generate the photo masks, and fabricate prototype wafers.

•	Seller will generate the specific production test program if required.

•	Seller will deliver 20 Engineering Samples (10 of Raven and 10 of Jay) to Customer.

•	Seller may deliver AES to Customer upon request prior to tape-out.

i. Lead times
Seller will exercise commercially reasonable efforts to achieve the following lead times; provided, however, if Seller's achievement of the following lead times will be delayed, Seller must notify Buyer in writing of the length of the anticipated delay and the reasons for the delay. For clarity, the exercise of “commercially reasonable efforts” under this subsection (i) does not allow Seller to delay Buyer's lead times in order to preferentially perform under other contracts, but would encompass delays attributable to unanticipated technical difficulties.

1. Tapeout to ES delivery (for both Jay and Raven) 6 weeks
2. Production (after ES sign-off, Purchase Order
release and twelve month rolling forecast) 7-9 weeks

j. IP Support/ Qualification
IP Support
- Under the terms of separate written agreement(s), Seller will provide support for all the IP including existing IP and new custom IP being developed for Buyer.

IP Qualification
- Seller will ensure that its IP meets Seller’s applicable specifications for the IP
(as disclosed to Buyer) and provide support for the current process technology for the same duration as the process life time.

k. Development Types

1) RTL HANDOFF
Buyer submits to Seller functionally verified RTL. Timing Constraints, verification test benches, written approval to start Final Place and Route Phase, and written approval of post-layout results. Seller provides logic synthesis, test insertion, layout, Timing Data Extraction, Layout Data Verification, maskmaking, test generation and Engineering Samples in accordance with agreed to Specifications.

J. Cancellation; Buyer's Approval of Post-Layout Simulation
If Buyer cancels the development of any specific Product without cause, Buyer will pay Seller for work completed and milestones achieved as of the date of cancellation in accordance with this Agreement and Buyer also will pay for the next milestone payment that would have been earned if Seller had completed the then-current phase of Product development which was underway at the time of cancellation. Any monies previously paid by Buyer that are in excess of the foregoing amounts due will be refunded to Buyer. On or before the date of Buyer's approval of post-layout simulation, Seller will honor the changes requested by Buyer and these changes will be part of the existing Task Order. In the absence of receipt by Seller of Buyer’s written approval or rejection of post-layout simulation within forty-five (45) working days of Buyer's receipt of post-layout simulation data, such post-layout simulation will be deemed approved by Buyer. If Buyer wants such specific Product to be redesigned after Buyer's receipt of such post- layout simulation data, Buyer and Seller will negotiate a new Task Order to cover the redesign.

m. Approval to Start Final Place and Route Phase
Each Product under development will be Floor Planned by Seller. Seller will ensure that chip timing is capable of being met in the Final Place and Route Phase.
provided Buyer has provided RTL that is capable of delivering the specified timing. Buyer's RTL will be complete and functionally verified. Timing requirements will also be complete. Seller will begin Final Place & Route Phase upon receipt of Buyer's Approval to Start Final Place and Route Sheet. Buyer's Approval to Start Final Place and Route Sheet confirms that criteria to proceed were met. Seller will accept signature of Director of Engineering or a Vice President from Buyer’s organization as approval to proceed.

n. Post-Layout Approval
Tapeout and mask making will not begin until Seller has received Buyer's written approval of the Seller's post-layout results and the Buyer's final Design Specifications Summary, which shall be provided at least one (1) month prior to tapeout unless the parties otherwise mutually agree (for the Jay ASIC, the parties have agreed to a shorter time period). Buyer will use Post-Layout Approval Sheet for approval of the post-layout results. Unless otherwise specified in writing by Buyer. Seller will accept signature of Director of Engineering or a Vice President from Buyer’s organization.

o. Approval to Move to Mass Production
For each Product. Seller shall provide Buyer with Engineering Samples as specified in the applicable Task Order relating to the Product. Seller will be responsible for ensuring that the ES meet the requirements of the Post-Layout Approval Sheet. Buyer must accept or reject the ES in writing by completing Seller’s Approval to Move to Mass Production within thirty (30) days of Buyer's receipt of all such ES shipped by Seller. In the absence of receipt by Seller of Buyer's written notice of acceptance or rejection of such ES within such thirty (30) days, all such ES will be deemed accepted by Buyer. FMA warrants that ES will conform to the Post-Layout Approval Form for thirty (30) days following delivery to Buyer. If Buyer requests additional ES based on new design requirements or for any reason other than non-conformity of the ES to the Post-Layout Approval Sheet, Buyer and Seller may negotiate a new NRE. If the cause for the Buyer’s rejection is due to non-conformity of the ES to the Post-Layout Approval Sheet, then Seller will redesign the Product at no charge to Buyer. If there are IP and/or Product/process production issues that require additional time for board changes, then Buyer or Seller (as applicable) will request additional time. Any issues that Buyer identified during Product production that can be attributed to Seller’s acts, omissions, or processes (or to other causes within Seller’s control) will be promptly resolved by Seller.

p,	THE ENGINEERING SAMPLES DELIVERED TO BUYER HEREUNDER ARE FOR VALIDATION PURPOSES ONLY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 4 (o) OF THIS AGREEMENT, ALL WARRANTIES WITH RESPECT TO
ENGINEERING SAMPLES, WHETHER EXPRESS OR IMPLIED, AND ALL GUARANTIES AND ALL REPRESENTATIONS AS TO

PERFORMANCE OF ENGINEERING SAMPLES, INCLUDING ALL WARRANTIESWHICH, BUT FOR THIS PROVISION, MIGHT ARISE FROM COURSE OF DEALING OR CUSTOM OF TRADE AND INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND OF NON-INFRINGEMENT ARE DISCLAIMED. Any rejection of Engineering Samples by Buyer must be in writing and based on a detailed description of the ES’s failure to meet the functional and parametric specifications that have been mutually agreed to in the Post-Layout Approval Sheet. Upon receipt of such rejection, Seller shall ban a period of thirty (30) days to cure the defects set forth in such notice of rejection. In the event that Seller is unable to cure the defect within such 30-day period or any extension of such period as may be agreed to by the parties in writing, Buyer may cancel further development without penalty or additional charges. Seller will perform thorough testing of ES, including Scan, DC. Boundary Scan, 1DDQ, Connectivity, Analog Testing, and Functional Testing. Buyer’s exclusive remedy and Seller’s entire liability under this Agreement with respect to non-conforming ES is to use reasonable efforts to replace any detective ES, or, in the event Seller is unable after such efforts to replace such ES, to issue a credit or refund for the purchase price of such ES. The warranty obligation does not apply to any defects which arise from (i) misuse, neglect, improper installation, repair, alteration or accident by Buyer or its customers or agents; (ii) any modification to the part made by Buyer or its customers or agents; (iii) Buyer’s own logic design for the ES; or (iv) the equipment, systems or software used by Buyer or its customers or agents in connection with the ES.

5. MASS PRODUCTION PRODUCTS

The following terms apply to mass production Products only. Risk Production products require the execution of a separate Risk Production Task Order. Production testing shall be performed by Seller in all operating conditions that are specified in the Design Specifications. For clarity, Purchase Orders for Products may be submitted to Seller by Buyer or by a third party designated by Buyer which is performing manufacturing or other services on behalf of Buyer. Seller retains the right to qualify such third party contract manufacturers and service providers on the basis of Seller's credit evaluation, and may determine the payment terms (in accordance with objectively reasonable standard criteria that Seller generally uses to establish payment terms) applicable to such third party contract manufacturers and service providers, including cash in advance if such payment term is consistent with such standard criteria of Seller, in its sole discretion.

a. Price
The Product price is set forth in the APT. Seller does not have the right to increase the prices in the APT, including any increase which may be attributable to any additional duty, tariff, tax, or other charge imposed as a result of any action by any national or federal government, any state or local government, or any agent or agency thereof. Unless otherwise agreed to in writing by Buyer and Seller or as required by applicable laws, all amounts payable by Buyer will be itemized separately on invoices. If exempt from taxes, Buyer must provide a Certificate of Exemption prior to the time a given Purchase Order is submitted to Seller; provided that, once such Certificate of Exemption has been submitted to Seller, Buyer is not obligated to submit another Certificate of Exemption unless and until the originally submitted Certificate of Exemption is no longer applicable or valid.

b. Terms of Payment
Subject to credit approval by Seller (which shall be consistent with Seller’s standard credit approval practices), payment terms are net thirty (30) days from the date of Buyer’s receipt of Seller’s invoice, which will be issued electronically.

Each shipment by Seller to Buyer pursuant to this Agreement will be a separate and independent transaction and will be invoiced separately, and Buyer will pay for each shipment separately and as invoiced (unless such shipment and/or invoice is disputed by Buyer). Buyer will notify Seller of any incorrect or incomplete invoices within ten (10) business days after receipt of the invoice. Seller wil1 issue corrected invoices within two (2) business days after receipt of Buyer's notification. Should Buyer fail to notify Seller of an incorrect invoice within the ten (10) business days. Buyer shall pay the invoice in accordance with the above payment terms and issue a separate request for credit. Should Seller fail to issue a corrected invoice within the above-described two (2) business days period, then Seller will accept Buyer's partial payment of an invoice in an amount less than the full amount of any invoice. The Seller’s acceptance of partial payment does not constitute a waiver of Seller’s right to collect the balance or an accord and satisfaction notwithstanding Seller’s endorsement of a check or other instrument.

c. Title
Seller will ship by the method requested by Buyer. All Products purchased by Buyer will be shipped FOB Seller’s warehouse in Texas or Sellers parent company’s warehouse in Japan, unless otherwise agreed by Seller and Buyer. Title passes to Buyer and Seller’s liability as to delivery will cease upon delivery of Products to the carrier. Seller will have no obligation to ship via a carrier that does not comply with applicable U.S. law; provided that, if Buyer requests that Seller ship via such carrier, Seller shall provide prompt written notice to Buyer, so that Buyer may rebut Seller’s determination of non-compliance or may select another carrier that does comply with applicable U.S. law.

d. Property Rights
The intellectual property created by Seller in designing and developing Products for Buyer hereunder, or in the process of manufacturing Products for Buyer,

including the basic ASIC design software and processing technology utilized in the development and manufacture of ASIC’s for Buyer and excluding the ASIC logic circuit connection pattern of Buyer's design embedded in the Fujitsu Logic Description Language (“FLDL”), will not be deemed to produce a work made for hire (collectively, “Seller IP”). Buyer shall not have any copyright, trademark, patent, trade secret or other intellectual property rights in the Seller IP, including the mask works relating to the Products which are created by Seller. All such rights in Seller IP will remain the property of Seller and no license of any type, express or implied, under Seller IP is granted to Buyer under this Agreement, Seller will also retain all such right, title and interest to any Seller-provided cells or macros that Seller incorporates into the ASIC design or furnishes to Buyer for use in its design, unless otherwise mutually agreed between the parties. No license, express or implied, with regard to any trademark of Seller or its affiliated companies is granted to Buyer under this Agreement. No license, express or implied, with regard to any trademark of Buyer or its affiliated companies is granted to Seller under this Agreement.

Notwithstanding anything to the contrary in the foregoing paragraph or elsewhere in this Agreement, Seller will provide the Products exclusively to Buyer, and shall not use Seller IP (including the mask works relating to the Products) to design, develop or manufacture similar products for the benefit of any third party. Buyer solely owns and will retain, all intellectual property rights to the Products themselves. excluding Seller IP. Seller will retain possession of all masks relating to the Products, but all such masks which are customized to meet Buyer’s Design Specifications will be made, used and held by Seller solely for Buyer’s exclusive use and exploitation. Seller will not use such masks for the benefit of any third party without prior written authorization from Buyer (such authorization within Buyer’s sole discretion). For the avoidance of doubt, Seller will supply to any third party products which are identical or substantially similar to the Products manufactured for Buyer under this Agreement.

If Buyer places no Purchase Orders for any Product for twelve (12) months from the date of Buyer’s ES approval. or for twelve (12) months from the date of last delivery of Products), Seller will keep the masks relating to the Products for Buyer’s exclusive use for a period of 5 years from such applicable date, provided Seller has not discontinued manufacture of the Product or the Product manufacturing process (and in such event, Section 6.b. shall apply and govern).

e. Warranty and Sole Remedy
For the warrant period specified below, Seller warrants that the Products delivered hereunder will (1) be free from defects in materials and workmanship under normal use and service, and (2) will comply with the Post-Layout Approval Sheet. Seller disclaims any warranty for defects to the extent such defects primarily result from designs or Specifications provided by the Buyer and used by

II

Seller, including but not limited to Buyer’s function and logic design, and RTL. The warranty obligation of Seller does not apply to any defects to the extent such defects primarily result from (i) Product misuse, neglect, improper installation, Repair, alteration or accident by Buyer or its customers or agents after delivery of Product(s) to the Buyer; (ii) any modification to the Product(s) made by Buyer or its customers or agents after delivery of Product(s) to the Buyer: or (iii) the equipment, systems or software used by Buyer or its customers or agents in connection with the Products.

Seller’s warranty obligations are limited to replacement of any detective Product(s), or in the event Seller is unable to replace such Product(s), to issue, at the election of Buyer, a credit or refund for the purchase price of such Product(s).

EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS SECTION 5.e., ALL WARRANTIES WITH RESPECT TO PRODUCTS, WHETHER EXPRESS OR IMPLIED, AND ALL GUARANTIES AND ALL REPRESENTATIONS AS TO PERFORMANCE OF PRODUCTS, INCLUDING ALL WARRANTIES THAT MIGHT ARISE FROM COURSE OF DEALING OR CUSTOM OF TRADE, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND OF NON-INFRINGEMENT ARE EXPRESSLY EXCLUDED AND DISCLAIMED BY SELLER.

No agent, employee or representative of Seller has any authority to bind Seller to any affirmation, representation or warranty relating to the Products other than as specifically provided herein. An officer of Seller is deemed to have such authority to bind Seller.

The warranty provided for herein is subject to the following conditions:

1)	Buyer will notify Seller promptly in writing of any claims if a Product is or becomes defective during the warranty period.

2)	Buyer will follow Seller’s Return Material Authorization procedures if Seller advises Buyer to return a defective Product for replacement.

3)
Buyer will reimburse Seller for all reasonable expenses incurred by Seller for shipping, handling, and inspection of such Product alleged by Buyer to be defective if such Product is either (i) not under warranty, or (ii) is finally determined not to be defective, or (iii) is defective due to any cause or condition not covered under the warranty provided herein. With respect to clause (ii), if Seller disagrees with Buyer’s determination that such Product is defective, Seller shall so notify Buyer in writing within thirty (30) days. In such event, Seller and Buyer shall meet in good faith to attempt to resolve the

12

issue in a manner agreeable lo both parties (and if circumstances are appropriate, the parties may agree to send such alleged defective Product to an outside Laboratory or consultant for testing, in order to achieve the parties· mutual objective of avoiding material delays to pre-agreed Product timelines and/or delivery dates).

4) Buyer will pay all transportation charges for returned Product. Seller will reimburse Buyer for all such transportation charges incurred by Buyer, unless the returned Product is finally determined not to be defective in accordance with paragraph (3) above.

5) In no event will Seller be liable for any defective Products if it is finally determined that the detect primarily resulted (i) after delivery of Products to Buyer and (ii) from misuse, abuse, improper installation or application, improper maintenance or repair, assembly by Buyer or a third party, alteration, accident or negligence in use, storage, transportation or handling.

6) Any returned Products which were electrically or mechanically damaged while under the control of Buyer or its customers or agents will not be covered by this warranty, unless the reason for the destruction was a defect in the Product itself.

7) This warranty will exist for a period of twelve (12) months after the date of Buyer’s receipt of Product shipment. No other warranty period is expressed or implied.

8) If Seller material or Products do not conform to the applicable specifications. then Seller owns responsibility under the terms of this Section 5.e.

f. Intellectual Property Indemnification

1)
Seller retains all intellectual property rights in its own intellectual property. Seller will indemnify, defend and hold Buyer harmless against all expenses, damages, costs or losses, including reasonable attorneys’ fees, resulting from a suit or proceeding brought by a third party which claims that the Product or any part thereof, or the Seller IP or any part thereof, or the process technology or methodology used to manufacture the Product, infringes any copyright, patent trademark, mask work, trade secret, or other intellectual property right. For clarity, Seller will indemnify Buyer for such claims if Seller-selected processes, materials or IP and/or Seller-selected claim elements (collectively, “Seller Selections”) are sufficient (in and of themselves. and not requiring combination with Buyer Selections (as defined in subparagraph (2) below)) to support such alleged infringement claim. Seller will have no duty to indemnify Buyer for any claims arising out of the circumstances described in subparagraph (2), below. Seller may not sell the Raven or Jay finished Products in any form to any third party. except to Buyer’s designated third party contract manufacturers and service providers. Notwithstanding the foregoing, this Agreement shall not limit the right of Seller to develop, have developed, procure and/or market any products or services whatsoever now or in the future. including any products which perform the same function as Products, so long as such products and services do not incorporate or utilize any of Buyer's designs. Buyer IP, as defined below, or any Confidential Information of Buyer under the terms of the Mutual Non-Disclosure Agreement between parties, effective November 13, 2008.

2) Buyer retains all intellectual property rights in its own intellectual property (“Buyer IP”), and will own the Product (i.e., the tangible property delivered to Buyer). Buyer will indemnify, defend and hold Seller harmless against all expenses, damages, costs or losses, including reasonable attorneys· fees. resulting from a suit or proceeding brought by a third party which claims that the practice or use of Buyer IP or of any design provided or specifically requested by Buyer, infringes any copyright, patent, trademark, trade secret, or other intellectual property right. For clarity, Buyer will indemnify Seller for such claims (i) if Buyer-selected processes, materials or IP and/or Buyer-selected claim elements (collectively. "Buyer Selections") are sufficient (in and of themselves, and not requiring combination with Seller Selections) to support such alleged infringement claim. or (ii) if the combination of Buyer Selections and Seller Selections is necessary to support such alleged infringement claim. Buyer will have no duty to indemnify Seller for any claims arising out of the circumstances described in subparagraph (I). above.

3) In order to obtain a defense and indemnification under this subparagraph t~ the party seeking a defense and indemnity will: (i) give prompt written notice of the claim to the other party: (ii) give the other party sole control of the defense and settlement of the claim: and (iii) provide to the other party all reasonably available information and assistance, at the other party’s cost and expense. Neither party will enter into any settlement or compromise that materially affects the other party without the other party’s prior written approval, and any such settlement or compromise shall release such other party from all liability in respect of such claim.

4) Should the manufacture, use, sale, offer for sale and/or import of a Product be enjoined or become the subject of a claim of infringement for which indemnity is provided by Seller under subparagraph (1) above, Seller shall elect to (a) procure for Buyer the rights to continue to use and distribute the same. or (b) replace or modify the same to make it non-infringing without materially changing the form, fit, or function of the Product: provided that such replacement or modification shall be subject to Buyer’s prior written approval (such approval to be granted or denied in Buyer’s sole discretion).

5) In no event will Seller’s total liability for an indemnified claim under this subparagraph f exceed two times the total amount paid or payable by Buyer to Seller under this Agreement.

6) THE FOREGOING STATES THE EXCLUSIVE INDEMNIFICATION OBLIGATIONS OF THE PARTIES WITH RESPECT TO ANY ALLEGED COPYRIGHT, PATENT, TRADEMARK, MASK WORK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT INFRINGEMENT BY SUCH PRODUCTS OR PARTS THEREOF.

6. TERMINATION AND PRODUCT DISCONTINUANCE

a. Termination
Should Buyer wish to terminate the development of a Product under a specific line item in a Task Order, or the production of a Product under a specific line item in an Annual APT for the Product (hereinafter collectively referred to as a "collateral agreement"), Buyer may cancel performance under the particular line item. Notwithstanding such cancellation by Buyer, Seller will honor the quantity of Product for which Seller has received and acknowledged a Purchase Order from Buyer. Buyer shall be obligated to pay for finished Product and work-in• process that has commenced in the manufacturing line at the time of any such cancellation. in accordance with the Annual Production Terms, and all such Product and work-in-process shall be delivered to Buyer at Buyers request.

b. Product Discontinuance
Seller reserves the right to discontinue production of any Product at anytime, subject to the following conditions. In the event that production of a Product is to be discontinued by Seller, Seller will provide notice to Buyer in writing at least six (6) months in advance of each such discontinuation. At a minimum, for five (5) years after Seller’s first delivery of the Product that is the subject of such discontinuance by Seller, Seller will provide such Product for Buyer in accordance with Buyer’s Purchase Orders for such Product. If the Product production process is slated for end-of-life while this Agreement is in effect, Buyer may continue its use of all licensed IP and custom-developed IP for purposes of supporting Products sold to Buyer’s customers; and (ii) Seller will provide support for all licensed IP and custom developed IP for a period of at least one (1) year after the last shipment of discontinued Product in accordance with the support terms specified in the applicable license agreement.

7. ADDITIONAL TERMS AND CONDITIONS

a. Precedence
Purchase Orders placed during the term of this Agreement will be governed by and subject to the terms and conditions of this Agreement and applicable Change Orders or Task Orders/ APT. If any inconsistency or conflict should arise between the express terms of this Agreement and the express terms of the applicable Change Order or Task Order/ APT, and if such inconsistent or conflicting Change Order or Task Order/ APT does not expressly state that this Agreement is intended to be amended by such Change Order or Task Order/ APT, the order of precedence in resolving such express inconsistency or conflict will be:

i)This Agreement
ii)Task Order/APT
iii)Change Orders.

In the event such inconsistent or conflicting Change Order or Task Order/ APT does expressly state that this Agreement is intended to be amended by such Change Order or Task Order/ APT, then such amendment shall apply only with respect to such Change Order or Task Order/ APT and not with respect to any other Change Order or Task Order/ APT, unless such other Change Order or Task Order/ APT expressly provides otherwise.

It is expressly agreed that any lack of reference to this Agreement on any Purchase Order issued by Buyer will not affect the applicability of this Agreement to such Purchase Order.

b. Force Majeure
Except for Buyer’s payment obligations under this Agreement, neither Seller nor Buyer will be responsible for any failure to perform resulting from unforeseen circumstances or causes beyond Seller’s or Buyer’s (respectively) reasonable control (for example, an act of God or a force majeure event).

In the event of any delay caused by such event, the date of delivery or performance will, at the request of the affected party, be deferred for a period equal to the period of the delay.

c.
INDEPENDENT OF ANY OTHER LIMITATION HEREIN AND REGARDLESS OF WHETHER THE PURPOSE OF SUCH LIMITATION IS SERVED, IT IS AGREED THAT IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR INDIRECT DAMAGES. FOR CLARITY, THERE IS NO LIMITATION ON EITHER PARTY’S (1) LIABILITY FOR BREACH OR OTHER VIOLATION OF ITS OBLIGATIONS REGARDING THE OTHER PARTY’S CONFIDENTIAL INFORMATION AND/OR

PROPRIETARY PROPERTY, OR (2) LIABILITY FOR ITS INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT. EXCLUDING THE LIABILITIES DESCRIBED IN THE FOREGOING SENTENCE (WHICH ARE NOT SUBJECT TO ANY LIMITATION), SELLER’S TOTAL LIABILITY ARISING OUT OF OR DIRECTLY RELATED TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO ANY WARRANTY CLAIMS HEREUNDER) REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER THE ACTION IS BASED ON CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY BUYER TO SELLER UNDER THE
AGREEMENT.

d. Limitations of Actions
No action against a party for breach will be commenced more than one (1) year after the accrual of the cause of action or a party’s knowledge that such cause of action exists, whichever occurs later.

e. Assignment
Neither party will assign this Agreement or any interest or rights thereunder without the prior written consent of the other party, such consent not be unreasonably withheld. Notwithstanding the foregoing, so long as Buyer’s intended assignee (i) is not a company that at that time of such proposed assignment is a competitor of Seller or Seller’s parent company with respect to Seller’s line of business to which this Agreement relates, or (ii) is not a company that would reasonably be expected to raise material issues for Seller regarding export control matters, then Buyer may assign this Agreement without Seller's consent (a) to an affiliate of Buyer; (b) to a third party that succeeds to all or substantially all of Buyer's business relating to this Agreement; (c) to a third party purchaser of all or substantially all of Buyer’s assets related to this Agreement; or (d) incident to the merger, consolidation, reorganization or acquisition of Buyer's stock or assets affecting substantially all of the assets or actual voting control of Buyer.

f. Fair Labor Standards Act
The Seller represents that with respect to the production of the Products and/or the performance of the services covered: it will fully comply with all requirements of the Fair Labor Standards Act of 1938 as amended.

g. Local Currency
Any order placed and payment for such order will be in U.S. Dollars.

h. Governing Law

The laws of the State of California will govern this Agreement. Any provisions hereof which are unenforceable in any jurisdiction will not affect the remaining provisions or affect the enforceability of such provisions in any other jurisdiction. Each of Buyer and Seller consents to the exercise of jurisdiction over it by any state court in Santa Clara County, California or federal district court within the Northern District of California.

i. Dispute Resolution
If a disagreement whether in tort, contract or otherwise arises between Buyer and Seller, the parties will meet to attempt to resolve the disagreement. If the parties cannot resolve the disagreement among themselves, they will submit the matter to mediation. The parties will agree on a suitable mediator. At least 10 business days before the mediation each side will provide the mediator with a statement of its position and copies of all supporting documents. Each party will send to the mediation a person who has authority to bind the party. If the disagreement cannot be resolved at mediation, a binding arbitration will be conducted by a single arbitrator in San Jose, California, USA in accordance with the then-current commercial arbitration rules of the American Arbitration Association (“AAA”) To the extent that Buyer and Seller cannot agree on a single arbitrator, the arbitrator shall be appointed by AAA. Neither party will sue the other except for enforcement of the arbitrator’s decision. Any arbitration proceeding must be commenced within one (1) year after the first meeting of the parties to attempt to resolve the disagreement. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy).

j.· Waiver
No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of any party, its agents or employees, but only by an instrument in writing signed by an authorized officer of such party. A waiver by either party of any default or of any of the terms and conditions of this Agreement will not be deemed to be a continuing waiver of any other default or of any other of these terms and conditions. It will apply solely to the instance to which the waiver is directed.

k. Export
The parties shall comply with applicable export laws and regulations. For “items” and “technologies” controlled under the Export Administration Regulations (“EAR”) (l5 C.F.R. 730-774) of the U.S. Department of Commerce, Bureau of Industry & Security, each party will notify the other party of the applicable Export Control Classification Numbers ("ECCN") for each item and/or technology prior to transfer or release to the other party. For items and technologies controlled under the International Traffic in Arms Regulations (22 C.F.R. 120-130). each party will inform the other party of such items and technologies prior to transfer or release to the ocher party.

l. Publicity
Neither party will publicize or disclose the existence or terms and conditions of this Agreement, or any transactions hereunder, without the express, prior written consent of the other party.

m. Government Contracts
If Buyer's original Purchase Order indicates by contract number that it is placed under a government contract, Buyer will notify Seller of the Federal Acquisition Regulations (FAR) requirement applicable to the P.O. "Contracting Officer" will mean "Buyer." "Contractor" will mean "Seller," and the term "Contract" will mean this Agreement.

n. Amendments
This Agreement may not be modified or amended except in a writing signed by an authorized representative of each of the parties. Any changes made to this
Agreement, other than by Task Order, Change Order, or APT, will be made by amendment attached hereto and incorporated by reference.

o. Prohibited Uses
Parties agree that Product is designed and intended for commercial use only. Product is not authorized for use as a critical component in military or medical applications, nuclear facilities or systems, or any other application where Product failure could lead to loss of life or catastrophic property damage. Product is not authorized for use as "critical components” in “life support systems” without the written consent of an officer of Seller. “Life support systems” are either systems intended for surgical implant in the body or systems which sustain Life. A
"critical component" is any component of a lite support system whose failure to perform may cause a malfunction or failure of the lite support system or may affect its safety or effectiveness. The inclusion of Product in life support systems without the express written approval of an officer of Seller implies that the Buyer assumes all risk of such use and in so doing indemnifies Seller against all damages and attorneys· foes.

p. Entire Agreement
This Agreement, including its Exhibits, sets forth the entire Agreement between Buyer and Seller regarding the development and production of Product and the subject matter of this Agreement, and supersedes all prior oral or written agreements, discussions and understandings, express or implied, and prevails over any conflicting or additional terms of any quote, printed terms of any P.O. or acknowledgment, or similar communication between the parties during the term of this Agreement. However, notwithstanding the foregoing, the provisions of the

Mutual Non-Disclosure Agreement between Buyer and Seller, dated November 13,2008 (“NDA”), shall survive with respect to disclosures made pursuant to the NDA prior to the Effective Date of this Agreement. On and after the Effective Date of this Agreement, (1) the “Business Purpose” described in the NDA shall be amended to include the subject matter of this Agreement, and (2) the term of the NDA shall be extended to end on the date that is five (5) years after expiration or termination of this Agreement.

q. Notices
All notices required to be sent to either party under this Agreement shall be sent by overnight commercial courier, or properly transmitted facsimile. to the respective addresses of the parties set forth in the preamble of this Agreement, or to such other address which may hereinafter be designated in writing by the addressee party, and shall be effective upon receipt as demonstrated by reasonable proof of delivery.

<< Signature Page Follows>>

IN WITNESS WHEREOF, this Agreement has been executed effective as of the
Effective Date.

BUYER:	Enphase Energy, Inc.	SELLER:	Fujitsu Microelectronics America, Inc
BY:	/s/ Paul Nahi	BY:	/s/ Steve Della Rocchetta
PRINT NAME:	Paul Nahi	PRINT NAME:	Steve Della Rocchetta
PRINT TITLE:	CEO	PRINT TITLE:	VP Sales & Marketing
DATE:	8/27/2009	DATE:	8/27/2009

Exhibits:    A. Development Task Order
B. Change Order
C. Risk and Annual Production Terms
D. Designated Signatories to Approval to Move to Mass Production
E. Statement of Work

EXHIBIT E: Designated Buyer Signatories to Approval to Move to Mass Production

Vice President of Operations - Greg Steele
Vice President of Engineering - Nelu Mihai